Exhibit 99.1
CONN'S, INC. REPORTS JANUARY AND FOURTH QUARTER FISCAL 2016
SALES AND DELINQUENCY DATA
THE WOODLANDS, TEXAS, February 9, 2016 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today reported $101.0 million in total retail net sales for the month ended January 31, 2016, a 7.9% increase compared to the same prior year period. For the three months ended January 31, 2016, total retail net sales were $376.5 million, a 7.4% increase compared to the same prior year period.
The following table presents the Company's percentage change in same store sales for the month and three months ended January 31, 2016, compared to the same prior-year periods, and the 60-plus day delinquency rate as of January 31, 2016:

	Month Ended January 31, 2016	Three Months Ended January 31, 2016
Same store sales % change (as compared to the same prior-year period):
Furniture and mattress	12.3%	15.2%
Home appliance	(0.3)	(1.2)
Consumer electronic	(15.7)	(13.3)
Home office	(11.0)	(11.3)
Other	(13.9)	(17.8)
Product sales	(2.4)	(2.0)
Repair service agreement commissions	(1.5)	0.6
Total net sales	(2.3)%	(1.7)%
Total net sales (excluding exited products)	0.6%	3.6%

		As of January 31, 2016
60-plus day delinquency rate		9.9%
Norm Miller, Conn's Chief Executive Officer and President, commented, "During the month of January, we continued to see solid performance from the strategic expansion of our furniture assortment. Same store sales increased 12.3% in the furniture and mattress category, while home appliance sales trends recovered slightly. Excluding the impact of our decision to exit video game products, digital cameras, and certain tablets, same store sales increased 0.6% for January, 3.6% for the quarter, and 4.0% for the full fiscal year. Including all product categories, total fiscal year same store sales were up 0.5%.
"Sales comparisons of January to last year for the consumer electronics category were negatively affected by a one-week shift in the timing of the Super Bowl, which delayed sales of televisions into the first week of February this year. We expect the timing of the Super Bowl to benefit February sales. For the month of January, excluding the impact from video game products and digital cameras, same store sales for consumer electronics decreased by 9.2%. Excluding the impact from tablets, same store sales for home office decreased 3.6%.
"While sales performance continued to be softer in our markets with greater oil industry concentration, we have seen performance stabilize over the past few months. Excluding exited products, same store sales during the fourth quarter were up 0.9% in those areas that we believe are more affected by the oil industry, compared to a same store sales increase of 5.1% for the balance of our markets.
"Greater than 60-day delinquency was 9.9% as of January 31, 2016, compared to 9.7% as of January 31, 2015. The delinquency rate was flat as of January 31, 2016 compared to December 31, 2015, consistent with the trend in the same period a year ago."
All of the above January 31, 2016 amounts are preliminary estimates and are subject to change upon completion of the Company's financial statement closing process. The Company has provided monthly same store sales, portfolio balance and 60-plus day delinquency rate data for all monthly periods since and including February 2012 on its investor relations website at ir.conns.com.
Conn's expects to release February sales and delinquency data on March 8, 2016.

About Conn’s, Inc.
Conn’s is a specialty retailer currently operating approximately 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
The Company makes available in the investor relations section of its website at ir.conns.com updated monthly reports to the holders of its asset-backed notes. This information reflects the performance of the securitized portfolio only, in contrast to the financial statements contained herein, which reflect the performance of all of the Company's outstanding receivables, including those originated subsequent to those included in the securitized portfolio. The website and the information contained on our website is not incorporated in this or any other document filed with the SEC.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400